Exhibit 99.1

LogMeIn Announces Fourth Quarter and Fiscal Year 2012 Results

Reports Annual Revenue of $138.8 Million; Q4 Revenue of $37.0 Million;

Announces $25 Million Share Repurchase Program

Woburn, Mass., February 14, 2013 – LogMeIn, Inc. (NASDAQ: LOGM), a leading provider of essential cloud and mobile services, today announced its results for the fourth quarter and fiscal year ended December 31, 2012.

For the fourth quarter of 2012, total revenue increased 14 percent to $37.0 million from $32.3 million reported in the fourth quarter of 2011. Total subscription revenue increased 20 percent to $36.5 million, up from $30.4 million in the fourth quarter of 2011.

GAAP net income for the fourth quarter of 2012 was $2.2 million, or $0.09 per diluted share. This compares to GAAP net income of $2.0 million, or $0.08 per diluted share, reported in the fourth quarter of 2011.

Non-GAAP net income for the fourth quarter of 2012 was $6.0 million, or $0.24 per diluted share, and reflects a tax benefit associated with the reversal of a valuation allowance related to certain deferred tax assets. Non-GAAP net income excludes $4.4 million in stock compensation expense, $1.1 million in patent litigation related expense and $1.1 million in acquisition related costs and amortization. This compares to Non-GAAP net income of $4.9 million, or $0.19 per diluted share, reported in the fourth quarter of 2011.

For fiscal year 2012, revenue increased 16 percent to $138.8 million from $119.5 million in 2011. Total subscription revenue increased by 23 percent to $136.7 million, up from $110.9 million in 2011.

GAAP net income for fiscal year 2012 was $3.6 million or $0.14 per diluted share, as compared to $5.8 million, or $0.23 per diluted share, reported in fiscal year 2011.

Non-GAAP net income for fiscal year 2012 was $18.4 million, or $0.72 per diluted share, as compared to $17.3 million, or $0.69 per diluted share, reported in fiscal year 2011. Non-GAAP net income for fiscal year 2012 excludes $14.8 million in stock compensation expense, $1.5 million in patent litigation related expense and $5.5 million in acquisition related costs and amortization.

Non-GAAP cash flow from operations for the fourth quarter of 2012 was $6.2 million, or 17 percent of revenue. For fiscal year 2012, non-GAAP cash flow from operations was $30.6 million, or 22 percent of revenue. The Company closed 2012 with cash, cash equivalents and short-term investments of $212.1 million.

Additionally, the Company reported total deferred revenue of $69.6 million, an increase of 20 percent from the $58.3 million reported at the end of the prior fiscal year and an increase of $4.4 million, or 7 percent, over the prior quarter.

A reconciliation of the comparable GAAP financial measures to non-GAAP measures used above is included in the attached tables.

The Company also announced that its Board of Directors approved a $25 million share repurchase program. Under the share repurchase program, LogMeIn is authorized to repurchase up to $25 million of its outstanding shares of common stock. Any share repurchases made pursuant to the program will be made from time to time in the open market, in privately negotiated transactions or otherwise. The timing and amount of any share repurchases will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock, regulatory requirements and other factors. The Company expects to fund the share repurchase program from its cash and cash equivalents. The share repurchase program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.

“In the fourth quarter, a record number of net new premium subscribers and strong growth in our newer cloud services helped us deliver revenue and earnings per share that exceeded our guidance,” said Michael Simon, president and CEO of LogMeIn. “Year-over-year subscription revenue growth was up 20 percent in the quarter, led by especially strong demand for our Access and Collaboration cloud services, most notably join.me. We also added approximately 27,000 net new premium subscribers, increasing our total premium customers to approximately 462,000, while attracting approximately 2.4 million first time users of our services.”

“We plan to increase our investment in our Access and Collaboration cloud services this year to better capitalize on growing demand in this multi-billion dollar market. Our online meeting product, join.me, continues to be our fastest growing product. And we believe the recent introduction of Cubby – our latest addition to our Access and Collaboration product group — gives LogMeIn a compelling and complementary suite of cloud services for today’s mobile workplace. Together, we believe these products will be a key driver of growth for LogMeIn in 2013 and beyond.”

Business Outlook

Based on information available as of February 14, 2013, LogMeIn is issuing guidance for the first quarter 2013 and fiscal year 2013.

First Quarter 2013: The Company expects first quarter revenue to be in the range of $36.0 million to $36.5 million.

Non-GAAP net income is expected to be in the range of $2.2 million to $2.6 million, or $0.09 to $0.10 per diluted share. Non-GAAP net income excludes an estimated $5.4 million of stock compensation expense, $3.0 million in patent litigation related expenses, and $1.0 million in acquisition related costs and amortization.

Non-GAAP net income for the first quarter assumes an effective tax rate of 50 percent. Non-GAAP net income per diluted share for the first quarter of 2013 is based on an estimated 25.5 million fully-diluted weighted average shares outstanding.

Including stock compensation expense, patent litigation related expenses, and acquisition related costs and amortization we expect to report a GAAP net loss in the range of $5.0 million to $5.5 million, or $0.20 to $0.22 per share.

The GAAP net loss for the first quarter assumes income tax expense of $1.2 million to $1.4 million. GAAP net loss per share for the first quarter of 2013 is based on an estimated 24.7 million weighted average shares outstanding.

Fiscal year 2013: The Company expects full year 2013 revenue to be in the range of $154.0 million to $157.0 million.

Non-GAAP net income is expected to be in the range of $11.0 million to $12.5 million, or $0.43 to $0.49 per diluted share. Non-GAAP net income excludes an estimated $20.7 million in stock compensation expense, $3.8 million in patent litigation related expenses, and $3.3 million in acquisition related costs and amortization.

Non-GAAP net income for the full fiscal year 2013 assumes an effective tax rate of 50 percent. Non-GAAP net income per diluted share for 2013 is based on an estimated 25.7 million fully-diluted weighted average shares outstanding.

Including stock compensation expense, patent litigation related expenses, and acquisition related costs and amortization, we expect to report a GAAP net loss in the range of $6.5 million to $9.0 million, or $0.26 to $0.36 per share.

The GAAP net loss for the full year assumes income tax expense of $3.5 million to $4.0 million. GAAP net loss per share for 2013 is based on an estimated 25.1 million weighted average shares outstanding.

Conference Call Information for Today, Thursday, February 14, 2013

The Company will host a corresponding conference call and live webcast at 5:00 p.m. Eastern Time today. To access the conference call, dial 877-941-9205 (for the U.S. and Canada) or 480-629-9819 (for international callers). A live webcast will be available on the Investor Relations section of the Company’s corporate website at www.LogMeIn.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 7:00 p.m. Eastern Time on February 14, 2013 until 11:59

p.m. Eastern Time on February 22, 2013, by dialing 800-406-7325 (for the U.S. and Canada) or 303-590-3030 (for international callers) and entering passcode 4592333#.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures including non-GAAP operating income, non-GAAP income before provision for income taxes, non-GAAP provision for income taxes, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP cash flow from operations. Non-GAAP operating income excludes acquisition related costs and amortization, stock compensation expense, patent litigation related expense, and expense related to a state sales tax settlement. Non-GAAP provision for income taxes excludes the tax impact of acquisition related costs and amortization, stock compensation expense, patent litigation related expense, and expense related to a state sales tax settlement. Non-GAAP net income and non-GAAP net income per diluted share exclude acquisition related costs and amortization, stock compensation expense, patent litigation related expense, and expense related to a state sales tax settlement. Non-GAAP cash flow from operations excludes payments related to patent litigation related costs, acquisition related costs, and a state sales tax settlement. The exclusion of certain expenses in the calculation of Non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures. The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.

The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included in this release.

About LogMeIn, Inc.

LogMeIn (Nasdaq: LOGM) provides essential cloud-based services to individuals, businesses, and IT organizations for remote access, collaboration, customer care, and remote IT management. These services are used by more than 15 million people to quickly, simply and securely connect over 150 million internet-enabled devices across the globe — computers, smartphones, iPad™ and Android™ tablets, and digital displays. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, India, Ireland, the Netherlands, and the UK.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the popularity, value and effectiveness of the Company’s products, the Company’s intent to expand its portfolio of products and the success of such products, the Company’s investment in new products, the expected benefits of continued investment in cloud and mobile services, the Company’s growth, including growth in the second half of 2013, customer growth, and the Company’s financial guidance for fiscal year 2013 and the first quarter of 2013. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, dependence on the remote support and software market, customer adoption of the Company’s solutions, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, intellectual property litigation, the Company’s ability to continue to promote and maintain its brand in a cost-effective manner, the Company’s ability to compete effectively, the Company’s ability to develop and introduce new products and add-ons or enhancements to existing products, the Company’s ability to manage growth, the Company’s ability to attract and retain key personnel, the Company’s ability to protect its intellectual property and other proprietary rights, the result of any pending litigation, and other risks detailed in the Company’s other publicly available filings with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

LogMeIn, LogMeIn Central, LogMeIn Pro, LogMeIn Hamachi, LogMeIn Free, LogMeIn Rescue, LogMeIn Ignition, join.me, and BoldChat are trademarks or registered trademarks of LogMeIn in the US and other countries around the world. iPad is a trademark of Apple, Inc. in the US and other countries around the world.

Contact Information:

Investors

Rob Bradley

LogMeIn, Inc.

781-897-1301

rbradley@LogMeIn.com

Press

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com

LogMeIn, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	December 31, 2011	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$103,604	$111,932
Marketable securities	95,040	100,161
Accounts receivable, net	8,747	13,231
Prepaid expenses and other current assets	2,412	3,620
Deferred income taxes	1,980	3,214

Total current assets	211,783	232,158
Property and equipment, net	5,203	6,576
Restricted cash	370	3,807
Intangibles, net	3,260	6,368
Goodwill	7,259	18,883
Other assets	242	1,550
Deferred income taxes	3,940	10,196

Total assets	$232,057	$279,538

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,275	$7,773
Accrued liabilities	10,473	16,657
Deferred revenue, current portion	55,962	65,875

Total current liabilities	72,710	90,305
Deferred revenue, net of current portion	2,302	3,774
Other long-term liabilities	1,239	822

Total liabilities	76,251	94,901

Commitments and contingencies
Preferred stock	—	—
Equity:
Common stock	246	248
Additional paid-in capital	154,440	178,546
Retained earnings	2,677	6,243
Accumulated other comprehensive loss	(1,557)	(400)

Total equity	155,806	184,637

Total liabilities and equity	$232,057	$279,538

LogMeIn, Inc.

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Revenue	$32,322	$36,984	$119,461	$138,837
Cost of revenue	2,994	3,975	10,574	14,504

Gross profit	29,328	33,009	108,887	124,333

Operating expenses
Research and development	5,695	6,657	20,780	26,361
Sales and marketing	15,501	18,523	57,156	70,058
General and administrative	4,398	6,649	19,975	21,338
Legal settlements	—	—	1,250	—
Amortization of intangibles	11	146	228	565

Total operating expenses	25,605	31,975	99,389	118,322

Income from operations	3,723	1,034	9,498	6,011
Interest income, net	201	210	862	887
Other expense	(158)	(131)	(565)	(641)

Income before income taxes	3,766	1,113	9,795	6,257
(Provision for) benefit from income taxes	(1,749)	1,083	(4,034)	(2,691)

Net income	$2,017	$2,196	$5,761	$3,566

Net income per share:
basic	$0.08	$0.09	$0.24	$0.14
diluted	$0.08	$0.09	$0.23	$0.14
Weighted average shares outstanding:
basic	24,417,473	24,806,471	24,175,621	24,711,242
diluted	25,290,390	25,292,822	25,154,599	25,356,305

Calculation of Non-GAAP Operating Income, Non-GAAP Net Income and Non-GAAP Net Income per share (unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
GAAP Income from operations	$3,723	$1,034	$9,498	$6,011
Add Back:
Stock-based compensation expense	2,389	4,385	8,925	14,792
Patent litigation related expenses	117	1,114	4,497	1,470
Acquisition related costs and amortization	1,231	1,133	2,682	5,450
State sales tax settlement	—	—	1,300	—
Non-GAAP Operating income	7,460	7,666	26,902	27,723

Other income, net	43	79	297	246

Non-GAAP Income before provision for income taxes	7,503	7,745	27,199	27,969
Non-GAAP Provision for income taxes	(2,622)	(1,756)	(9,941)	(9,613)

Non-GAAP Net income	$4,881	$5,989	$17,258	$18,356

Non-GAAP Diluted net income per share:	$0.19	$0.24	$0.69	$0.72
Diluted weighted average shares outstanding used in computing per share amounts:	25,290,390	25,292,822	25,154,599	25,356,305

Stock-Based Compensation Expense
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Stock-based compensation expense:
Cost of revenue	$79	$135	$316	$484
Research and development	382	825	1,477	2,826
Sales and marketing	716	1,592	2,700	4,962
General and administrative	1,212	1,833	4,432	6,520

Total stock based-compensation	$2,389	$4,385	$8,925	$14,792

LogMeIn, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
Cash flows from operating activities
Net income	$2,017	$2,196	$5,761	$3,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,126	1,652	4,403	6,100
Amortization of premiums on investments	14	22	134	54
Provision for bad debts	40	22	85	100
Deferred income taxes	1,707	(3,691)	3,794	(831)
Income tax benefit from the exercise of stock options	(2,221)	(1,991)	(5,887)	(6,634)
Stock-based compensation	2,389	4,385	8,925	14,792
Loss (gain) on disposal of equipment	—	13	(1)	12
Changes in assets and liabilities:
Accounts receivable	(2,449)	(2,666)	(4,088)	(4,471)
Prepaid expenses and other current assets	202	(179)	494	(1,070)
Other assets	13	(1,307)	(215)	(1,308)
Accounts payable	2,231	1,543	3,787	1,552
Accrued liabilities	(994)	1,529	(531)	5,816
Deferred revenue	4,269	4,355	15,471	10,960
Other long-term liabilities	485	180	739	(418)
Fair value adjustment to contingent consideration	—	7	—	37

Net cash provided by operating activities	8,829	6,070	32,871	28,257

Cash flows from investing activities
Purchases of marketable securities	(14,999)	(14,986)	(150,066)	(135,085)
Proceeds from sale or disposal of marketable securities	10,000	15,000	145,000	130,000
Purchases of property and equipment	(69)	(1,090)	(2,322)	(5,277)
Intangible asset additions	(101)	(260)	(346)	(1,049)
Cash paid for acquisition, net of cash acquired	—	—	(10,000)	(14,831)
Increase in restricted cash and deposits	(1)	—	(26)	(3,558)

Net cash used in investing activities	(5,170)	(1,336)	(17,760)	(29,800)

Cash flows from financing activities
Proceeds from issuance of common stock upon option exercises	2,975	87	6,207	2,682
Income tax benefit from the exercise of stock options	2,221	1,991	5,887	6,635
Payment of contingent consideration	—	—	—	(89)

Net cash provided by financing activities	5,196	2,078	12,094	9,228

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(646)	117	(881)	643

Net increase in cash and cash equivalents	8,209	6,929	26,324	8,328
Cash and cash equivalents, beginning of period	95,395	105,003	77,280	103,604

Cash and cash equivalents, end of period	$103,604	$111,932	$103,604	$111,932

Calculation of Non-GAAP Cash Flows from Operating Activities (unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012
GAAP Cash flows from operating activities	$8,829	$6,070	$32,871	$28,257
Add Back:
Patent litigation related payments	101	89	4,352	399
Acquisition related payments	269	28	269	1,969
State sales tax settlement	1,300	—	1,300	—

Cash flows from operating activities before patent litigation expenses, acquisition related legal expense and state sales tax settlement	$10,499	$6,187	$38,792	$30,625